Exhibit 16.1

Re:	General Gold Corporation

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K/A dated February 1, 2006, captioned “Changes in Registrant’s Certifying Accountant” and that we agree with the statements made therein as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Moore & Associates, or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

February 7, 2006